Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FIRST QUARTER 2014

FINANCIAL RESULTS

Company posts 32nd consecutive quarter of improved earnings

ATLANTA, GEORGIA, April 23, 2014: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today reported unaudited financial results for its first quarter ended March 31, 2014. Revenues grew 4.6% to $313.4 million compared to $299.7 million for the first quarter ended March 31, 2013.

The Company recorded net income of $25.8 million, an increase of 11.2%, or $0.18 per diluted share for the first quarter ended March 31, 2014 compared to $23.2 million or $0.16 per diluted share for the same period in 2013. On January 28, 2014, Rollins also increased its regular quarterly cash dividend to shareholders 16.7% to $0.105 per share. Also, in the first quarter of 2014, the Company announced it purchased 33,429 shares under its share repurchase program. In total, 4,924,055 additional shares may be purchased under previously approved programs by the Board of Directors.

Commenting on the Company's results, Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are pleased to report revenue and profit improvements in the first quarter of 2014 compared to first quarter 2013. These results reflect our team’s commitment to the Company’s growth strategies, productivity initiatives, and other programs that are improving operating efficiencies.”

"On February 17, 2014, we completed the acquisition of Australian based Allpest, the leading independent pest control provider in Western Australia. This acquisition is a very important milestone for our Company and further establishes our global presence in international pest management. We believe this Australian platform provides our company a meaningful opportunity for longer term growth. We look forward to working with Allpest and their talented employees, while sharing each other’s best practices.”

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control, Trutech LLC, and Rollins Australia, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa, Mexico and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com, www.allpest.com.au and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s growth strategies, productivity initiatives, and other programs to improve operating efficiencies and the opportunity for longer term growth provided by our Australian acquisition. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At March 31, (unaudited)	2014	2013
ASSETS
Cash and cash equivalents	$83,129	$82,479
Trade accounts receivables, net	75,307	68,194
Financed receivables, net	11,230	10,898
Materials and supplies	12,688	11,801
Deferred income taxes, net	39,563	32,839
Other current assets	19,087	18,995
Total Current Assets	241,004	225,206
Equipment and property, net	92,026	83,295
Goodwill	235,257	212,280
Customer contracts and other intangible assets, net	157,014	136,458
Deferred income taxes, net	4,750	26,582
Financed receivables, long-term, net	11,246	11,214
Prepaid Pension	10,253	—
Other assets	14,111	12,403
Total Assets	$765,661	$707,438

LIABILITIES
Accounts payable	$26,581	$23,078
Accrued insurance, current	26,654	24,929
Accrued compensation and related liabilities	56,544	50,218
Unearned revenue	98,461	96,251
Other current liabilities	42,262	39,382
Total Current Liabilities	250,502	233,858
Accrued insurance, less current portion	28,625	31,740
Accrued pension	458	43,017
Long-term accrued liabilities	36,310	33,857
Total Liabilities	315,895	342,472

STOCKHOLDERS’ EQUITY
Common stock	146,024	146,279
Retained earnings and other equity	303,742	218,687
Total stockholders’ equity	449,766	364,966
Total Liabilities and Stockholders’ Equity	$765,661	$707,438

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	First Quarter Ended
	March 31,
	2014	2013
REVENUES
Customer services	$313,388	$299,714
COSTS AND EXPENSES
Cost of services provided	161,308	155,606
Depreciation and amortization	10,214	9,894
Sales, general and administrative	100,832	99,166
Gain on sales/impairment of assets, net	(248)	(32)
Interest income	(76)	(45)
	272,030	264,589
INCOME BEFORE INCOME TAXES	41,358	35,125
PROVISION FOR INCOME TAXES	15,592	11,946
NET INCOME	$25,766	$23,179

NET INCOME PER SHARE - BASIC	$0.18	$0.16
NET INCOME PER SHARE - DILUTED	0.18	0.16

Weighted average shares outstanding - basic	145,991	146,238
Weighted average shares outstanding - diluted	145,991	146,238

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

First Quarter 2014 results on:

Wednesday, April 23, 2014 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-0844 domestic;

480-629-9835 international
at least 5 minutes before start time.

REPLAY: available through April 30, 2014

Please dial 800-406-7325/303-590-3030, Passcode: 4678054

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com